Exhibit 99.1
BSQUARE Corporation 2008 Executive Compensation Plan
March 17, 2008

Overview
The objectives of BSQUARE’s executive compensation programs are to:
•	Encourage and reward individual and corporate performance.

•	Seek alignment of executive officers’ compensation with shareholder interests on both a short-term and long-term basis.

•	Attract and retain highly-qualified executives.
The Company seeks to accomplish these objectives through the use of multi-layered compensation components in an overall compensation program that encourages both short-term results and long-term growth.
Components of Compensation
The AEBP is comprised of three primary components:
•	Base Salaries provide a base level of financial stability to executives. Base Salary levels are largely market-driven;

•	Shorter-term incentives in the form of the Annual Executive Bonus Program (AEBP). These incentives are designed to encourage executives to focus maximum effort on achieving near-term profitability, operating objectives and personal growth; and

•	Longer-term incentives in the forms of stock options or restricted stock units: The Company provides these incentives to focus executives’ efforts on achieving long-term growth in shareholder value and allowing executives to participate in company ownership.
The company strives to maintain overall compensation level for executive officers’ that is competitive with compensation offered by similar sized companies in the Pacific Northwest.
Determination of Compensation
For purposes of evaluating and setting the three primary components of executive compensation, the Company primarily considers two factors:
•	Benchmark data: On an annual basis, the Compensation Committee of the Board of Directors (the Committee) utilizes the services of a compensation consultant to compare BSQUARE’s executive compensation program with those of public companies in the Pacific Northwest with revenue of less than $100 million. Specifically, over the last several years, the consultant has benchmarked BSQUARE’s compensation programs against approximately 30 other similar sized companies.

•	Company and individual-specific factors: In addition to considering compensation levels of executives at similar sized regional public companies, the Committee in conjunction with the CEO also reviews company performance objectives and non-financial performance objectives applicable to each executive. The company performance objectives are determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer are determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee.
Annual Executive Bonus Program (AEBP)
The AEBP, in which executives have the potential to earn both cash and restricted stock units is maintained in collaboration between the Compensation Committee, the Board of Directors and the Chief Executive Officer. Payment under the AEBP is contingent on the achievement of an adjusted annual net income target for the Company and the achievement of individual objectives set for the executive. Examples of such individual objectives are objectives related to growing revenue streams, maintaining low employee turnover and improving infrastructure to enhance business velocity.
The amount of bonus earned under the AEBP is determined by formula:
     Bonus Amount = Base Salary * Target Bonus Opportunity * Company Achievement Multiplier (50% to 150%) * Individual Achievement Multiplier (0% to 100%)
The Target Bonus Opportunity, Company Achievement Multiplier and Individual Achievement Multiplier are each described below.
Target Bonus Opportunity. The target bonus opportunity for each executive is set as a percentage of base salary. The philosophy used by the Compensation Committee in setting the Target Bonus Opportunity percentages is similar to that used in setting base salaries for the executive officers.
The 2008 Target Bonus Opportunity percentages are shown in the table.

Target Bonus
Executive Title	Opportunity
CEO	60%
CFO	45%
Vice Presidents	35%
Company Achievement Multiplier. The Committee, in conjunction with the CEO and Board of Directors determines the financial targets that the company must meet in order for executives to earn bonuses under the AEBP. The Committee has decided that BSQUARE’s Net Income is the most appropriate financial metric to use in the company’s AEBP. Because Net Income contains FAS 123R (stock option) compensation expense, and because the actual amount of stock option compensation expense is variable based on factors largely out of the control of the executive team, the Committee has decided that Net Income with FAS 123R expense added back (hereafter called adjusted Net Income) will be the used as the primary measure in the AEBP.
The Committee and CEO determine and set three adjusted Net Income targets:

Bonus Trigger: Once adjusted Net Income reaches this amount, the Company Achievement Multiplier is set at 50%.
Bonus Target: This is the target adjusted Net Income level at which the Company Achievement Multiplier is set at 100%. This number corresponds to the Net Income number published in the 2008 Budget (presented to the Board of Directors in the February 2008 Board Meeting) with the 2008 Stock Option expense estimate added back.
Bonus Cap: This is the adjusted Net Income level at which the Company Achievement Multiplier will cap at 150%. This number is set to 150% of the Bonus Target.
Below the Bonus Trigger, the Company Multiplier is 0%, and no Executive bonuses are paid under the AEBP. When adjusted Net Income falls between the Bonus Trigger and the Bonus Target, the Company Achievement Multiplier will be pro-rated from 50% to 100%. When adjusted Net Income falls between the Bonus Target and the Bonus Cap, the Company Achievement Multiplier will be pro-rated from 100% to 150%. If adjusted Net Income is greater than the Bonus Cap, the Company Achievement Multiplier will remain capped at 150%.
For 2008, the financial targets for the Company Achievement Multiplier are shown in the table.

	Company Achievement Multiplier Targets
			Company
	Adjusted Net Income		Achievement
Description	Min	Max	Multiplier	Notes
	$0	$4,000,000	0%

				50% at Trigger
				prorated to 100% at
Bonus Trigger	$4,000,000	$6,200,000	50%	Target
Bonus Target	$6,200,000	$6,200,000	100%	Target
				100% at Target
				pro-rated to 150%
Bonus Cap	$6,200,000	$9,300,000	150%	at Cap
	$9,300,000	and above	capped at 150%
Individual Achievement Multiplier. Each executive is assigned between three and five objectives by the CEO. The Compensation Committee in conjunction with the Board of Directors determines the CEO’s objectives. Objectives may be modified by the CEO during the year in order to suit current business conditions. Objectives are meant to provide guidance and incentive for each executive in the day to day operation of a particular business function.
Each objective carries a particular weighting, with the sum of all objective weightings adding up to 100%.

At the end of the year, the CEO reviews each objective with the particular executive, and determines if objective was achieved (0% or 100%) or in the case of a pro-rated objective, what percentage of the objective was achieved. The CEO’s determination is reviewed by the Compensation Committee. The Compensation Committee reviews the CEO’s achievement of objectives.
The Individual Achievement Multiplier is then determined by multiplying the achievement level of each objective by the assigned weighting for that objective. The results for all objectives are then added together to form the Individual Achievement Multiplier.
For example, if an executive had four objectives, each weighted at 25%, the Individual Achievement Multiplier would be determined as follows:
Individual Achievement Multiplier = (Objective 1 Achievement % * 25%) + (Objective 2 Achievement % * 25%) + (Objective 3 Achievement % * 25%) + (Objective 4 Achievement % * 25%)
As noted above, the Objective Achievement % for PASS/FAIL objectives will be 0% or 100%. For pro-rated objectives the Objective Achievement % will fall between 0% and 100%.
Payment of Bonuses. When an executive becomes eligible for a bonus under the AEBP, the form of consideration is dependent on the amount of bonus earned. The first 30% of an executive’s Target Bonus Opportunity will be paid in cash with the remainder paid in the form of restricted stock units which vest in four equal parts at the end of July and the end of December for two years.
The amount paid in cash vs. the amount paid in restricted stock units is easy to determine. Simply take the executives base pay, and multiply that amount by 30%. Any bonus amounts under 30% of the executive’s base pay will be paid in cash. Any bonus amounts more than 30% of the executive’s base pay will be paid in restricted stock units.
For example, if it is determined that an executive making $150,000 is eligible for a $60,000 bonus:
The first $45,000 (30% of $150,000) is paid in cash
The remaining $15,000 is paid in restricted stock units
Generally the Committee and CEO will attempt to complete bonus calculations as quickly as possible once the year ends and the finance team has delivered a stable view of Net Income for the year. Once the bonus calculations are complete, and it is determined that restricted stock units are to be awarded to executives, the Committee will determine a future date at which the restricted stock units will be awarded using the market close price on that date. The Committee will always strive to set a date which falls when the trading window is open during the first quarter of the year, however restricted stock units may be awarded outside the trading window, as long as a future date for the award is chosen that is not tied to any known company event or material financial or business press release.

Sales Executive Compensation
The VP of Sales does not participate in the AEBP. Instead the VP Sales has a separate “On Target Earnings” (OTE) program which is made up of three components:
1.	Base Salary

2.	Commissions

3.	Bonuses for hitting certain strategic or tactical objectives
The Committee in consultation with the CEO determines the Base Salary and OTE target for the VP of Sales. In determining the Base Salary and OTE level, the Committee uses the same factors discussed in the “Determination of Compensation” section above.
Once the Committee approves the Base Salary and OTE target, the CEO uses the OTE target to design the detailed compensation program for the VP of Sales. This program is generally revenue based, however in cases where gross margins are important (such as third party product sales), the CEO may include gross margin targets into the program as well. The program is designed such that when the company reaches the budgeted revenue and gross profit targets, the VP of Sales will reach the approved OTE target.
The CEO may make adjustments to the program during the year to suit business conditions, with the objective of the Sales VP reaching the approved OTE target only if the company reaches its budgeted revenue and gross profit goals.
The VP of Sales participates in all other executive compensation programs, outside of the AEBP.
Longer-Term Incentives
Longer-term incentives in the form of grants of stock options, restricted stock units and other forms of equity instruments to executive officers are governed by the Company’s Second Amended and Restated Stock Plan (“the Plan”). To date, executive officers have only been granted incentives under the Plan in the form of qualified and non-qualified stock options.
The Committee approves all stock options and other forms of equity instruments granted to executive officers under the Plan. Grants approved by the Committee are then reviewed with the Board of Directors. Stock options have historically been granted at the time of hire of an executive officer. Further, the Committee periodically reviews the equity ownership of the executive officers which may result in additional awards of equity instruments under the Plan based on a number of factors including company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date.
We do not have any program, plan or practice to time grants to new executives or to our existing executives in coordination with the release of material non-public information nor have we or do we intend to time the release of material non-public information for the purpose of affecting the value of our executive officers’ compensation.

Other Compensation and Perquisites
Executives are eligible to participate in standard benefit plans available to all employees including the companies 401(k) Retirement Plan (for which the Company provides a match subject to vesting), medical, dental, disability, vacation and sick leave and life and accident insurance. The company also provides each executive with a monthly stipend intended to cover the expense of obtaining and maintaining mobile phone service.
Executives’ participation in these benefits is identical to all employees except where the value of the benefit may be greater due to the fact that our executives are more highly paid than most employees (e.g. disability benefits). We provide no pension or deferred compensation benefits for our executive officers. We do not have in place any tax “gross-up” arrangements with our executives.

Appendix A
For purposes of the Executive Compensation Program, “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs Employee’s performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee’s duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, Employee’s failure or refusal to perform Employee’s duties, Employee’s failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Company, neglect of duty, poor job performance, or any material breach of Employee’s duties or obligations to Company that results in material harm to Company.
For purposes of the Compensation Program, “neglect of duty” means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed or refused to perform Employee’s job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the supervisor, or a duly appointed representative of the supervisor, has counseled Employee in writing about the neglect of duty and given Employee a reasonable opportunity to improve, and (iii) Employee’s neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after Employee was last counseled.
     For purposes of the Compensation Program, “poor job performance” means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed to perform Employee’s job duties in a reasonable and appropriate manner, (ii) the supervisor, or a duly appointed representative of the supervisor, has counseled Employee in writing about the performance problems and given Employee a reasonable opportunity to improve, and (iii) Employee’s performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after Employee was last counseled.